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The Lamson & Sessions Co. and Subsidiaries

EXHIBIT (11) - COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                                           FISCAL YEARS ENDED
                                                                      -----------------------------------------------------------
                                                                           1995                  1994                   1993
                                                                      --------------        -------------          --------------
               PRIMARY:
                 Average common shares outstanding                        13,288,120           13,239,255             13,210,042
                 Average common share equivalents:
                  Stock options and warrants - based on
                  treasury stock method using average
                  market price                                               115,794              143,376                 46,997
                                                                      --------------        -------------          --------------
               TOTALS:                                                    13,403,915           13,382,631             13,257,039

               FULLY DILUTED
                 Average common shares outstanding                        13,288,120           13,239,255             13,210,042
                 Average common share equivalents:
                  Stock options and warrants - based on
                  treasury stock method                                      125,721              153,203                 46,997
                                                                      --------------        -------------          --------------
               TOTALS:                                                    13,413,841           13,392,458             13,257,039


               Net Earnings (Loss) from continuing operations         $   12,074,000        $   4,256,000          $  (3,117,000)
               Discontinued Operations                                                         (9,930,000)            (2,674,000)
                                                                      --------------        -------------          --------------
               Net Earnings (Loss)                                    $   12,074,000        $  (5,674,000)         $  (5,791,000)
                                                                      ==============        =============          ==============

               Earnings (Loss) per common share and
               common share equivalent
               Primary
                Earnings (Loss) from continuing operations            $          .90        $         .32          $        (.24)
                Discontinued Operation                                                               (.74)                  (.20)
                                                                      --------------        -------------          --------------
                Net Earnings (Loss)                                   $          .90        $        (.42)         $        (.44)
                                                                      ==============        =============          ==============

               Fully Diluted
                Earnings (Loss) from continuing operations            $          .90        $         .32          $        (.24)
                Discontinued operations                                                              (.74)                  (.20)
                                                                      --------------        -------------          --------------
                Net Earnings (Loss)                                   $          .90        $        (.42)         $        (.44)
                                                                      ==============        =============          ==============